UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2021 (September 24, 2021)

Consensus Cloud Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40750	87-1139414
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 S. Flower Street, 15th Floor

Los Angeles, California 90017

(Address of principal executive offices)

(323) 860-9200

Registrant’s telephone number, including area code

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CCSI	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

In connection with the planned separation and distribution of shares of common stock of Consensus Cloud Solutions, Inc. (“Consensus,” “our” or “we”) by J2 Global, Inc. (“J2 Global”) to shareholders of J2 Global, as described in the Registration Statement on Form 10 filed by Consensus, Consensus has entered into agreements to issue $305 million of 6.0% senior notes due 2026 (the “2026 notes”) and $500 million of 6.5% senior notes due 2028 (the “2028 notes” and, together with the 2026 notes, the “notes”). The 2026 notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended. Consensus intends to distribute $271 million of the net proceeds from the offering of the 2026 notes to J2 Global in connection with the separation, consisting of a distribution to J2 Global of approximately $261 million and reimbursement by Consensus of approximately $10 million of expenses incurred or expected to be incurred by J2 Global in connection with the separation. Consensus intends to use the remainder of the net proceeds of the offering to pay expenses relating to the separation and for general corporate purposes. Consensus agreed to issue the 2028 notes to J2 Global, which agreed to exchange the 2028 notes with lenders under its credit agreement (or their affiliates) in exchange for extinguishment of a similar amount indebtedness under such credit agreement. Such lenders or their affiliates offered and sold the 2028 notes to qualified institutional buyers in the United States pursuant to Rule 144A. The consummation of the issuance of the notes is subject to a number of conditions, including the consummation of the separation and distribution.

The 2026 notes will mature on October 15, 2026 and the 2028 notes will mature on October 15, 2028. The notes will pay interest semi-annually in cash in arrears on April 15 and October 15, commencing April 15, 2022. The notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured basis by each of our existing and future domestic restricted subsidiaries other than insignificant subsidiaries or subsidiaries designated as unrestricted subsidiaries pursuant to the terms of the notes.

The notes and the related guarantees will be our and the guarantors’ general unsecured senior obligations and will be subordinated to any of our and the guarantors’ future secured debt to the extent of the assets securing that secured debt. In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the notes, to the extent of the assets of those subsidiaries.

The 2026 notes will be redeemable on or after October 15, 2023 at a redemption price of 103.000% for the 12 month period commencing October 15, 2023, 101.500% for the 12 month period commencing October 15, 2024 and 100.000% for the 12 month period commencing October 15, 2025. In addition, we may redeem (i) up to 40% of the 2026 notes before October 15, 2023 with the net cash proceeds from certain equity offerings at the redemption price that will be specified for such notes or (ii) some or all of the 2026 notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, to the redemption date, plus an applicable “make-whole” premium. The 2028 notes will be redeemable on or after October 15, 2026 at a redemption price of 101.625% for the 12 month period commencing October 15, 2026 and 100.000% for the 12 month period commencing October 15, 2027.

The terms of the notes will restrict our ability and the ability of certain of our subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	engage in sale-leaseback transactions;

•	pay dividends or make distributions in respect of capital stock;

•	purchase or redeem capital stock;

•	make investments, repay subordinated indebtedness or certain other restricted payments;

•	sell assets;

•	permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments or transfers to us;

•	enter into transactions with affiliates; or

•	effect a consolidation or merger.

However, these limitations will be subject to a number of qualifications and exceptions.

Upon a change of control, as will be defined in the notes, we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase plus accrued and unpaid interest.

Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the proposed spin-off transaction. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including market and other conditions and include uncertainties regarding expected operating performance and financial position of the companies after the separation, whether the separation can be completed with the proposed form, terms or timing, or at all, the costs and expected benefits of the proposed separation, and the expected tax treatment of the separation. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors described in Registration Statement on Form 10 filed by Consensus with the Securities and Exchange Commission. Consensus assumes no obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consensus Cloud Solutions, Inc. (Registrant)

/s/ Vithya Aubee
Vithya Aubee
Vice President and Secretary

Date: September 27, 2021